Exhibit 10.1

EXECUTION VERSION

TERM CREDIT AGREEMENT

dated as of July 11, 2022,

among

MONDELĒZ INTERNATIONAL, INC.,

the LENDERS party hereto

and

MIZUHO BANK, LTD.,

as Administrative Agent

MIZUHO BANK, LTD.,

as Joint Lead Arranger and Sole Bookrunner

TD SECURITIES (USA) LLC,

TRUIST SECURITIES, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers

Deal CUSIP: 60920YAY2; Tranche CUSIP: 60920YAZ9

[CS&M Ref. No. 10402-021]

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ii

SCHEDULES

Schedule I	–	Lenders and Commitments
Schedule II	–	Applicable Lending Offices

EXHIBITS

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Assignment and Assumption

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TERM CREDIT AGREEMENT dated as of July 11, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (the “Borrower”), the LENDERS party hereto and MIZUHO BANK, LTD., as administrative agent.

The parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR shall be less than zero, such rate shall be deemed to be zero.

“Adjusted Term SOFR” means, with respect to any Term SOFR Loan for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero.

“Administrative Agent” means Mizuho Bank, Ltd., in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article VII.

“Administrative Agent Account” means such account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agents” means the Administrative Agent, each Joint Lead Arranger and any other Person listed on the cover page hereof as a syndication agent or a documentation agent.

“Agreement” has the meaning specified in the preamble.

“Ancillary Document” has the meaning specified in Section 9.10(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States from time to time concerning or relating to bribery, money laundering or corruption, including the FCPA, and the U.K. Bribery Act 2010.

“Applicable Interest Rate Margin” means (a) as to any Base Rate Loan, the applicable rate per annum set forth below under the caption “Base Rate Spread” and (b) as to any Term SOFR Loan or

Daily Simple SOFR Loan, the applicable rate per annum set forth below under the caption “Term SOFR/Daily Simple SOFR Spread”, determined by reference to the higher of (i) the rating of the Borrower’s long-term senior unsecured, non-credit enhanced Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of the Borrower, the long-term company, issuer or similar rating established by Standard & Poor’s for the Borrower) and (ii) the rating of the Borrower’s long-term senior unsecured, non-credit enhanced Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of the Borrower, the long-term company, issuer or similar rating established by Moody’s for the Borrower), in each case on such date:

Rating	Base Rate Spread	Term SOFR/Daily Simple SOFR Spread
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.000%	0.525%
A- by Standard & Poor’s A3 by Moody’s	0.000%	0.575%
BBB+ by Standard & Poor’s Baal by Moody’s	0.000%	0.625%
BBB by Standard & Poor’s Baa2 by Moody’s	0.000%	0.725%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.000%	0.825%

provided that, if on any date of determination pursuant to clause (a) or (b) above, (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Interest Rate Margin shall be determined by reference to the then available rating, (y) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Interest Rate Margin shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders, the Applicable Interest Rate Margin shall be 0.000% per annum as to any Base Rate Loan and 0.825% per annum as to any Term SOFR Loan or Daily Simple SOFR Loan.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Applicable Lending Office” opposite its name on Schedule II hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Ticking Fee Rate” means, for any date, a percentage per annum equal to the percentage set forth below determined by reference to the higher of (a) the rating of the Borrower’s long-term senior unsecured, non-credit enhanced Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of the Borrower, the long-term company, issuer or similar rating established by Standard & Poor’s for the Borrower) and (b) the rating of the Borrower’s long-term senior unsecured, non-credit enhanced Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured, non-credit enhanced Debt of the Borrower, the long-term company, issuer or similar rating established by Moody’s for the Borrower), in each case on such date:

Rating	Applicable Ticking Fee Rate
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.035%
A- by Standard & Poor’s A3 by Moody’s	0.040%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.045%
BBB by Standard & Poor’s Baa2 by Moody’s	0.065%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.090%

provided that, if on any date of determination, (i) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Ticking Fee Rate shall be determined by reference to the then available rating, (ii) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Ticking Fee Rate shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders and (iii) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders, the Applicable Ticking Fee Rate shall be 0.090% per annum.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Availability Period” means the period from and including the Effective Date to, but excluding, the earlier of the Commitment Outside Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.08(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person and (b) a Bankruptcy Event shall not result solely by virtue of, in the case of a solvent Person, the precautionary appointment of an administrator, trustee, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed.

“Base Rate” means, for any day, a rate per annum equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) 1/2 of 1% per annum above the NYFRB Rate in effect on such day; and

(c) the Adjusted Term SOFR for a one-month tenor in effect on such day plus 1% per annum.

If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08(b) (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.08(b)), then for purposes of clause (c) above the Adjusted Term SOFR shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.04(a)(i).

“Benchmark” means, initially, with respect to any Loan, the Relevant Rate for such Loan; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(b)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the Adjusted Daily Simple SOFR; and

(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant

Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and any Note.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or the use or implementation of any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the applicable Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such

Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Note in accordance with Section 2.08(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Note in accordance with Section 2.08(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the preamble.

“Borrower Agent” means agents of the Borrower acting in connection with, or benefitting from, this Agreement or the proceeds of any Loan.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect, made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to remain closed in New York City and, if the applicable Business Day relates to any Term SOFR Loans or Daily Simple SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR Loans or Daily Simple SOFR Loans, or any other dealings of such Term SOFR Loan or Daily Simple SOFR Loan, which is a U.S. Government Securities Business Day.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, as to any Lender, (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto or (b) if such Lender becomes a party hereto pursuant to an Assignment and Assumption, the Dollar amount set forth in such Assignment and Assumption, in each case, as such amount may be reduced pursuant to Section 2.10(a) or increased or reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 9.07. The aggregate amount of the Commitments on the Effective Date is $2,000,000,000.

“Commitment Outside Date” means March 11, 2023.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or the transactions contemplated therein that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.02, including through Electronic Systems.

“Consolidated Tangible Assets” means the total assets appearing on the most recent available consolidated balance sheet of the Borrower and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.

“Continue”, “Continuation” and “Continued” each refers to a continuation of Term SOFR Loans constituting the same Borrowing as Loans of the same Type for a new Interest Period pursuant to the definition of the term Interest Period and Section 2.06(c).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.06, 2.08 or 2.13, except that no Conversion may be made into Daily Simple SOFR Loans except in accordance with Section 2.08.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means a Loan that bears interest as provided in Section 2.04(a)(iii).

“Debt” means (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with GAAP, are recorded as capital leases, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to the funding (specifically identified in such writing, including by reference to a particular Default, if any) has not been satisfied, (b) notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing, including by reference to a particular Default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide certification in written form of an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations as of the date of such certification) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) become, or has a Lender Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including email, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agents or any of their respective Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person, other than, in each case, (i) the Borrower or its Subsidiaries, (ii) a Defaulting Lender or (iii) a natural person (or a holding company, investment vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is

reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the conditions set forth in Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; or (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 6.01.

“Existing Maturity Date” has the meaning specified in Section 2.10(b).

“Extending Lender” has the meaning specified in Section 2.10(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and, in each case, current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulation or other official administrative interpretation or rules or practices implementing such or adopted pursuant to an intergovernmental agreement).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Engagement and Fee Letter, dated the date hereof, between the Borrower and the Administrative Agent.

“Floor” means a rate of interest equal to 0.00%.

“Funding Date” means, with respect to any Loan or any Borrowing, the date on which such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Home Jurisdiction U.S. Withholding Taxes” means withholding for United States federal income taxes and United States federal back-up withholding taxes.

“Initial Lender” means each Person that is a party hereto on the date hereof and that is set forth on Schedule I hereto.

“Interest Period” means, for each Term SOFR Loan comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Loan, the date of Continuation of such Term SOFR Loan or the date of Conversion of any Loan of another Type into such Term SOFR Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions hereof. The duration of each such Interest Period shall be one, three or six months, as the Borrower may select, in each case, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) the Borrower may not select any Interest Period for any Loan that ends after the Maturity Date applicable to such Loan;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Joint Lead Arrangers” means Mizuho Bank, Ltd., in its capacities as a joint lead arranger and sole bookrunner for the credit facility provided for herein, and TD Securities (USA) LLC, Truist Securities, Inc. and U.S. Bank National Association, each in its capacity as a joint lead arranger for the credit facility provided for herein.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender-Related Person” means the Administrative Agent, the Joint Lead Arrangers, any other Person listed on the cover page hereof as a syndication agent or a documentation agent, each Lender, each of their respective Affiliates and the respective officers, directors, employees, agents and advisors of any of the foregoing.

“Lenders” means the Initial Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lien” has the meaning specified in Section 5.02(a).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Major Subsidiary” means any Subsidiary of the Borrower (a) more than 50% of the voting securities of which is owned directly or indirectly by the Borrower, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, the United Kingdom or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as defined in Regulation U.

“Maturity Date” means, with respect to any Loan, the date that is 18 months from the Funding Date with respect to such Loan, subject to the extension thereof pursuant to Section 2.10(b); provided that, in each case, if such date is not a Business Day, the Maturity Date with respect to such Loan shall be the next preceding Business Day.

“Minimum Shareholders’ Equity” means Total Shareholders’ Equity of not less than $25,000,000,000.

“MNPI” means material information concerning the Borrower or any of its Subsidiaries or any of its or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities and Exchange Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. For purposes of this definition, “material information” means information concerning the Borrower, its Subsidiaries or any of its or their respective securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Extending Lender” has the meaning specified in Section 2.10(b).

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a promissory note of the Borrower payable to any Lender (or its registered assigns), delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender to the Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such date (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the NYFRB Rate shall be the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if the NYFRB Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of the Borrower now or hereafter existing under this Agreement or the Notes.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Participant Register” has the meaning specified in Section 9.07(e).

“Patriot Act” has the meaning specified in Section 9.17.

“Payment” has the meaning specified in Section 7.04(b)(i).

“Payment Notice” has the meaning specified in Section 7.04(b)(ii).

“PBGC” has the meaning assigned to such term in the definition of “ERISA Event”.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a Governmental Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion, in consultation with the Borrower) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion, in consultation with the Borrower). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term SOFR Loan, the Adjusted Term SOFR and (b) with respect to any Daily Simple SOFR Loan, the Adjusted Daily Simple SOFR.

“Required Lenders” means, at any time, Lenders having Loans and Commitments representing in the aggregate more than 50% of the sum of the Loans and Commitments of all Lenders at such time; provided that the Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sanctioned Country” means a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by (i) Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (b) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Series” has the meaning specified in Section 2.10(b).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Standard & Poor’s” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock (or similar equity interests) having voting power to elect a majority of the Board of Directors (or similar governing body) of such Person (irrespective of whether at the time capital stock (or similar equity interests) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.15(a).

“Term SOFR” means:

(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Ticking Fee” has the meaning specified in Section 2.09(a).

“Total Shareholders’ Equity” means total shareholders’ equity, as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, excluding (a) accumulated other comprehensive income or losses, (b) the cumulative effects of any changes in accounting principles, including in connection with any adoption of “mark-to-market” accounting in respect of pension and other retirement plans of the Borrower and its Subsidiaries, and (c) if “mark-to-market” accounting in respect of such pension and other retirement plans is so adopted, any income or losses recognized in connection with the ongoing application thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate, the Adjusted Term SOFR or, if applicable pursuant to Section 2.08, the Adjusted Daily Simple SOFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the Notes) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of the Borrower as of and for the year ended December 31, 2021, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Debt of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, (b) (i) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, or (ii) any valuation of Debt below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Debt shall at all times be valued at the full stated principal amount thereof and (c) any change in accounting for leases resulting from the implementation of

Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent that such change would require the recognition of right-of-use assets and lease liabilities for any lease (or similar arrangement conveying the right to use) that would not be classified as a capital lease under GAAP as in effect on December 31, 2016.

SECTION 1.04. Interest Rates; Benchmark Notification. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark or with respect to any alternative, successor or replacement rate thereof (including any Benchmark Replacement), or any calculation, component definition thereof or rate referenced in the definition thereof, including, without limitation, (i) any such alternative, successor or replacement rate (including any Benchmark Replacement) implemented pursuant to Section 2.08, upon the occurrence of a Benchmark Transition Event, and (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes pursuant to Section 2.08(b)(ii), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark or have the same volume or liquidity as did Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark prior to its discontinuance or unavailability. In addition, the discontinuation of Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark and any alternative, successor or replacement reference rate may result in a mismatch between the reference rate referenced in this Agreement and your other financial instruments, including potentially those that are intended as hedges. The Administrative Agent and its Affiliates and/or other related Persons may engage in transactions that affect the calculation of Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, with all determinations of such Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark or such alternative, successor or replacement rate by the Administrative Agent to be conclusive, absent manifest error. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Simple SOFR, Adjusted Daily Simple SOFR or any Benchmark or any such alternative, successor or replacement rate, in each case pursuant to the terms of this Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time), and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under the laws of another jurisdiction): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its capital stock (or similar equity interests) at such time.

ARTICLE II

Amounts and Terms of the Loans

SECTION 2.01. Loans.

(a) Obligation to Make Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower in Dollars from time to time on any Business Day during the Availability Period in a principal amount at the time each Loan is made not exceeding such Lender’s Commitment immediately prior to such time; provided that all Loans made pursuant this Section 2.01 shall be made on no more than four Funding Dates. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

(b) Amount of Borrowings. Each Borrowing shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Type of Loans. Each Loan shall be made on a Funding Date as part of a Borrowing comprised of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

SECTION 2.02. Making the Loans.

(a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Loans, or (y) 9:00 a.m. (New York City time) on the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, delivered by email, signed by a duly authorized officer of the Borrower and in substantially the form of Exhibit B hereto, specifying therein in compliance with Section 2.01:

(i) the date of such Borrowing;

(ii) the Type of Loans comprising such Borrowing;

(iii) the aggregate amount of such Borrowing;

(iv) in the case of a Borrowing consisting of Term SOFR Loans, the initial Interest Period for each such Loan; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

Notwithstanding anything herein to the contrary, (i) the Borrower may not select Term SOFR Loans for any Borrowing if the obligation of the Lenders to make Term SOFR Loans shall then be suspended pursuant to Section 2.06(b), 2.08 or 2.13, and (ii) in no event shall the Borrower be permitted to request a Daily Simple SOFR Loan (it being understood and agreed that Adjusted Daily Simple SOFR shall only apply to the extent provided in Section 2.08(a) and Section 2.08(b)(v)).

(b) Funding Loans. Each Lender shall, before 11:00 a.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent Account, in same day funds, such Lender’s ratable portion (based on the Lenders’ respective Commitments) of such Borrowing. Promptly after receipt of such funds by the Administrative Agent, the Administrative Agent will make such funds available in like funds to the Borrower by remitting such funds to the account specified in the applicable Notice of Borrowing.

(c) Irrevocable Notice. Each Notice of Borrowing by the Borrower shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to the day of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion (based on the Lenders’ respective Commitments) of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at:

(i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Loans comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, and

(ii) in the case of such Lender, the higher of (A) the NYFRB Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Independent Lender Obligations. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to fund its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the account of each Lender, the unpaid principal amount of each Loan then held by such Lender on the Maturity Date applicable to such Loan.

SECTION 2.04. Interest on Loans.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan from the Funding Date applicable to such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Interest Rate Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date such Base Rate Loan shall be Converted or paid in full and on the Maturity Date applicable to such Loan.

(ii) Term SOFR Loans. During such periods as such Loan is a Term SOFR Loan, a rate per annum equal at all times, during each Interest Period for such Loan, to the sum of (A) the Adjusted Term SOFR for such Interest Period for such Loan plus (B) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Term SOFR Loan shall be Converted or Continued or paid in full and on the Maturity Date applicable to such Loan.

(iii) Daily Simple SOFR Loans. If applicable pursuant to Section 2.08, during such periods as such Loan is a Daily Simple SOFR Loan, a rate per annum equal at all times to the sum of (A) the Adjusted Daily Simple SOFR in effect from time to time plus (B) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or Conversion to, such Daily Simple SOFR Loan (or, if there is no such corresponding day in such month, then the last day of such month), and on the date such Daily Simple SOFR Loan shall be paid in full and on the Maturity Date applicable to such Loan.

(b) Default Interest. If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the dates referred to in Section 2.04(a)(i), Section 2.04(a)(ii) or Section 2.04(a)(iii), as applicable, or, if earlier, on demand, at a rate per annum equal at all times to (i) in the case of overdue principal of any Loan, 1% per annum above the rate per annum otherwise required to be paid on such Loan as provided in Section 2.04(a) or (ii) in the case of any other amount, 1% per annum plus the rate applicable to Base Rate Loans as provided in Section 2.04(a)(i).

SECTION 2.05. [Reserved].

SECTION 2.06. Conversion and Continuation of Loans.

(a) Conversion upon Absence of Interest Period. If the Borrower shall fail to select the duration of any Interest Period for any Term SOFR Loan in accordance with the provisions contained in the definition of the term “Interest Period” or to give notice of a Conversion or Continuation under Section 2.06(c), the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert to a Base Rate Loan.

(b) Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent or the Required Lenders may elect that (i) unless repaid, each Term SOFR Loan be, on the last day of the then existing Interest Period therefor, Converted into a Base Rate Loan and (ii) the obligation of the Lenders to make, Convert to or Continue Loans as Term SOFR Loans be suspended.

(c) Voluntary Conversion and Continuation. Subject to the provisions of Sections 2.06(b), 2.08 and 2.13, the Borrower may (i) Convert, on any Business Day, all of the Loans of one Type constituting the same Borrowing into Loans of another Type or (ii) Continue, on any Business Day, any of the Term SOFR Loans as Loans constituting the same Borrowing of the same Type for a new Interest Period, in each case, upon notice given by the Borrower to the Administrative Agent by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such Conversion or Continuation to be made on the effective date of such Conversion or Continuation; provided, however, that a Conversion of a Term SOFR Loan into a Base Rate Loan, or a Continuation of any Term SOFR Loan as a Loan of the same Type for a new Interest Period, in each case, may be made on, and only on, the last day of an Interest Period for such Term SOFR Loan. Each such notice of a Conversion or Continuation shall be in writing, signed by a duly authorized officer of the Borrower and shall, within the restrictions specified above, specify:

(i) the date of such Conversion or Continuation;

(ii) the Loans to be Converted or Continued; and

(iii) if such Conversion is into, or such Continuation is as, Term SOFR Loans, the duration of the Interest Period for each such Loan.

SECTION 2.07. [Reserved].

SECTION 2.08. Alternate Rate of Interest. (a) Subject to Section 2.08(b), if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Loan, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR or Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders in writing (A) prior to the commencement of any Interest Period for Term SOFR Loans, that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period or (B) at any time, that the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Daily Simple SOFR Loans;

then the Administrative Agent shall give notice thereof (which may be by telephone) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (A) any request to Convert any Base Rate Loan into an affected Term SOFR Loan, or to Continue any affected Term SOFR Loan, and any Notice of Borrowing for an affected Term SOFR Loan, shall be deemed to be a request for a borrowing of, or a Conversion to, as applicable, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of clause (i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is also the subject of clause (i) or (ii) above, and (B) if any affected Term SOFR Loan is outstanding on the day of the Borrower’s receipt of such notice from the Administrative Agent with respect to a Relevant Rate applicable to such Loan, then, unless repaid, such affected Term SOFR Loan shall at the end of the then existing Interest Period therefor Convert to, and shall constitute, (1) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject to clause (i) or (ii) above or (2) a Base Rate Loan if the Adjusted Daily Simple SOFR is also the subject of clause (i) or (ii) above.

(b) (i) Notwithstanding anything to the contrary herein or in any Note, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or the applicable Note and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Note in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or the applicable Note so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any Note, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Note, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Note.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Note, except, in each case, as expressly required pursuant to this Section 2.08.

(iv) Notwithstanding anything to the contrary herein or in any Note, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, Conversion to or Continuation of any Term SOFR Loan to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a borrowing of, Conversion to or Continuation of any Term SOFR Loan into a request for a borrowing of or Conversion to, as applicable, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement for the Benchmark applicable to such Term SOFR Loan is implemented pursuant to this Section 2.08(b), such Term SOFR Loan shall on the last day of the Interest Period applicable thereto Convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.

SECTION 2.09. Fees.

(a) Ticking Fee. The Borrower agrees to pay to the Administrative Agent, in Dollars, for the account of each Lender, a ticking fee (the “Ticking Fee”), which shall accrue at the Applicable Ticking Fee Rate, on the aggregate daily amount of the Commitment of such Lender from and including the date that is 90 days after the Effective Date to but excluding the date of the termination of the Commitment of such Lender. Accrued Ticking Fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the 90th day after the Effective Date and ending on the earlier of the Commitment Outside Date and the date of termination of all the Commitments. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Other Fees. The Borrower shall pay to the Administrative Agent for its own account or for the accounts of the Lenders, as applicable, such fees, and at such times, as shall have been separately agreed between the Borrower and the Administrative Agent or the Joint Lead Arrangers.

SECTION 2.10. Termination or Reduction of Commitments; Extension of Maturity Date.

(a) Termination or Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000. Unless previously terminated, the Commitments shall automatically terminate on the Commitment Outside Date. The Commitment of each Lender shall be reduced automatically and without further action upon the making by such Lender of any Loan by an amount equal to the principal amount of such Loan.

(b) Extension of Maturity Date. (i) The Borrower may, by written notice to the Administrative Agent delivered at least 30 days but not more than 60 days prior to the Maturity Date then in effect with respect to Loans borrowed on the same Funding Date (such Loans being referred to as a “Series” of Loans; and such Maturity Date, the “Existing Maturity Date” with respect to such Series of

Loans), request that each Lender holding such Series of Loans consent to an extension of the Maturity Date applicable to such Loans for an additional six-month period; provided that not more than one such extension may be requested with respect to any Series of Loans.

(ii) The Administrative Agent shall promptly notify each Lender holding Loans of the applicable Series of such request, and each such Lender shall, in its sole discretion, notify the Borrower and the Administrative Agent in writing no later than 20 days prior to the applicable Existing Maturity Date whether such Lender will consent to the requested extension (each such Lender consenting to the requested extension, an “Extending Lender”). The failure of any Lender to notify the Administrative Agent of its intent to consent to any requested extension shall be deemed a rejection by such Lender of such request (each Lender rejecting or deemed to have rejected the requested extension, a “Non-Extending Lender”).

(iii) The Maturity Date applicable to the Extending Lenders with respect to their Loans of the applicable Series shall, effective as of the applicable Existing Maturity Date (or such earlier date as shall have been agreed to by the Borrower and such Extending Lenders), be extended for an additional six-month period; provided that no extension of any Maturity Date pursuant to this Section 2.10(b) shall become effective unless, on the date of the effectiveness thereof, (i) the representations and warranties contained in Section 4.01 shall be true and correct in all material respects (in the case of any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” or by similar language, in all respects) on and as of such date of effectiveness, as though made on and as of such date, (ii) no Default or Event of Default shall have occurred and be continuing as of such date of effectiveness and (iii) the Administrative Agent shall have received a certificate dated such date of effectiveness and executed by the Borrower to the effect that the conditions set forth in clauses (i) and (ii) above have been satisfied. It is understood and agreed that (A) subject to any assignment thereof in accordance with Section 9.07(h) to an Eligible Assignee that is, or upon such assignment becomes, an Extending Lender, the unpaid principal amount of the Loans of the applicable Series held by Non-Extending Lenders shall be due and payable in full, in accordance with Section 2.03, on the applicable Existing Maturity Date.

(iv) In connection with any extension of the Maturity Date applicable to any Loan pursuant to this Section 2.10(b), the Administrative Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.10(b).

SECTION 2.11. Optional Prepayments of Loans. The Borrower may optionally prepay any Loans (a) in the case of any Term SOFR Loan, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) at least three U.S. Government Securities Business Days prior to the date of the proposed prepayment, (b) if applicable pursuant to Section 2.08, in the case of any Daily Simple SOFR Loan, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) five U.S. Government Securities Business Days prior to the date of the proposed prepayment or (c) in the case of any Base Rate Loan, upon notice given to the Administrative Agent not later than 9:00 a.m. (New York City time) on the date of the proposed prepayment, in each case stating the Borrowing to be prepaid and the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding principal amount of the Loans comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (ii) in the event of any such prepayment of a Term SOFR Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

SECTION 2.12. Increased Costs.

(a) Costs from Change in Law or Authorities. If, due to either (i) the introduction or taking effect after the date hereof of any law or regulation, or any change after the date hereof in, or in the interpretation, application or administration of, any law or regulation or (ii) the compliance with any guideline, rule, directive or request promulgated after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Loans (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern), (ii) taxes referred to in Section 2.15(a)(i), 2.15(a)(ii), 2.15(a)(iii), 2.15(a)(iv), 2.15(a)(v) or 2.15(a)(vi) or (iii) any other taxes (other than taxes imposed on a Lender’s loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto)), then the Borrower shall within 20 Business Days after its receipt of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation or taking effect of or any change in any law or regulation, or any guideline, rule, directive or request (whether or not having the force of law) or the interpretation, application or administration thereof by any Governmental Authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender or its parent company allocates capital resources to its Commitments and its other obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s or its parent company’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances (taking into consideration such Lender’s policies and the policies of such Lender’s parent company with respect to capital adequacy, liquidity or similar requirements), then in each such case, upon demand from time to time the Borrower shall pay to such Lender, within 20 Business Days after receipt by the Borrower of demand by such Lender (with a copy of such demand to the Administrative Agent), such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs; provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Loan and Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

(c) Dodd-Frank Wall Street Reform and Consumer Protection Act; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a change in law or regulation after the date hereof regardless of the date enacted, adopted or issued.

(d) Requests for Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Loans (other than, subject to clause (c) of this paragraph, Base Rate Loans) or to fund or maintain any such Loans, (a) each such Loan of such Lender will automatically, upon such demand, be Converted into a Base Rate Loan, (b) the obligation of the Lenders to make such Loans or to Convert Base Rate Loans into such Loans shall be suspended and (c) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on such Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, in each case, subject to Section 9.04(b) hereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Loans or to continue to fund or maintain such Loans, as the case may be, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Payments and Computations.

(a) Time and Distribution of Payments. The Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 a.m. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent Account in same day funds, except that payments pursuant to Sections 2.12, 2.15 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent will distribute, in like funds, any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. From and after the effective date of an Assignment and Assumption pursuant to Section 9.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All payments hereunder of principal or interest in respect of any Loan shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Computation of Interest and Fees. All computations of interest based on the Base Rate at times when the Base Rate is based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 days (or 366 days in a leap year). All other computations of interest and of Ticking Fees shall be made by the Administrative Agent on the basis of a year of 360 days. Computations of interest or Ticking Fees shall in each case be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Ticking Fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Ticking Fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding U.S. Government Securities Business Day.

(d) Presumption of Borrower Payment. Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the higher of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15. Taxes.

(a) Except as required by law, any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, in each case, imposed by any Governmental Authority (including penalties, interest and additions to taxes) with respect thereto, excluding, (i) in the case of any Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender or the Administrative Agent (as the case may be) being organized under the laws of the taxing jurisdiction, (ii) in the case of any Lender, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender having its Applicable Lending Office in the taxing jurisdiction, (iii) in the case of any Lender and the Administrative Agent, taxes imposed on or measured by its net income, franchise taxes and branch profits taxes imposed on it, and any tax imposed by means of withholding, in each case, to the extent such tax is imposed solely as a result of a present or former connection (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to this Agreement or a Note) between such Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, (iv) in the case of any Lender and the Administrative Agent, any U.S. federal withholding taxes imposed pursuant to FATCA, (v) in the case of any Lender and the Administrative Agent, any Home Jurisdiction U.S. Withholding Tax to the extent that such tax is imposed with respect to any payments pursuant to any law in effect at the time such Lender or the Administrative Agent becomes a party hereto (or, if later with respect to an applicable interest in a Loan, the date such applicable interest is acquired) or changes its Applicable Lending Office, except (A) to the extent of the additional amounts in respect of such taxes under this Section 2.15 to which such Lender’s assignor (if any) or such Lender’s prior Applicable Lending Office (if any) was entitled, immediately prior to such assignment or change in its Applicable Lending Office or (B) if such Lender becomes a party hereto pursuant to an Assignment and Assumption upon the demand of the Borrower, and (vi) taxes attributable to a Lender’s or the Administrative Agent’s, as applicable, failure to comply with Sections 2.15(e) and 2.15(f) (all such taxes, levies, imposts, deductions, charges or withholdings in respect of payments by the Borrower hereunder or under any Note, other than taxes referred to in this Section 2.15(a)(i), 2.15(a)(ii), 2.15(a)(iii), 2.15(a)(iv), 2.15(a)(v) or 2.15(a)(vi), are referred to herein as “Taxes”). If any applicable withholding agent shall be required by law to deduct any Taxes or other taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (x) the sum payable by the Borrower shall be increased as may be necessary so that after all required deductions for Taxes (including deductions for Taxes applicable to additional sums payable under this Section 2.15) have been made, such Lender (or the Administrative Agent where the Administrative Agent receives payments for its own account) receives an amount equal to the sum it would have received had no such deductions for Taxes been made, (y) the applicable withholding agent shall make such deductions and (z) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, court or documentary taxes, intangible, recording, filing or similar taxes (other than, for the avoidance of doubt, Taxes, or taxes referred to in Sections 2.15(a)(i) to 2.15(a)(vi)) that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or a Note other than any such taxes imposed by reason of an Assignment and Assumption (other than an Assignment and Assumption executed pursuant to Section 9.07(h)) (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) payable by such Lender or the Administrative Agent (as the case may be), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.

(d) As soon as practicable after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, shall provide the Administrative Agent and the Borrower with any form or certificate that is required by any U.S. federal taxing authority to certify such Lender’s entitlement to any applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax in respect of any payments hereunder or under any Note (including, if applicable, two executed copies of Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a participation in accordance with the provisions of Section 9.07(e)), two executed copies of Internal Revenue Service Forms W-8IMY, accompanied by any applicable certification documents from each beneficial owner) and any other documentation reasonably requested by the Borrower or the

Administrative Agent. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by the Borrower or the Administrative Agent or, if such Lender no longer qualifies for the applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax, promptly notify the Administrative Agent and the Borrower of its inability to do so. Unless the Borrower and the Administrative Agent have received forms or other documents from each Lender satisfactory to them indicating that payments hereunder or under any Note are not subject to Home Jurisdiction U.S. Withholding Taxes or are subject to Home Jurisdiction U.S. Withholding Taxes at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold such Home Jurisdiction U.S. Withholding Taxes from such payments at the applicable statutory rate as required by law in the case of payments to or for such Lender and the Borrower shall pay additional amounts to the extent required by paragraph (a) of this Section 2.15 (subject to the exceptions contained in this Section 2.15). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary, any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall provide the Administrative Agent, and any such Lender and the Administrative Agent shall provide to the Borrower, on or about the date on which such Person becomes a party or a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Borrower) executed copies of IRS Form W-9 certifying that such Lender or Administrative Agent, as the case may be, is exempt from U.S. federal backup withholding tax.

(f) If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall provide the Administrative Agent and the Borrower, at the time or times prescribed by law and as reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and the amount, if any, to deduct and withhold from such payment. Thereafter, each such Lender shall provide additional documentation (i) to the extent documentation previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested by the Administrative Agent or the Borrower. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) [Reserved].

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise materially economically disadvantageous to such Lender.

(i) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to paragraph (e) or (f) of this Section 2.15.

(j) If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax or Other Tax for which payment has been made pursuant to this Section 2.15, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a liability in respect of taxes, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.15, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit and by any applicable taxes) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 2.15.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Loans owing to it in excess of its ratable share of payments on account of the principal of or interest on the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders (for cash at face value) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section 2.16 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including Sections 2.10(b), 2.13 and 9.07(h), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined from time to time). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Evidence of Debt.

(a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower shall, upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note by the Borrower is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to the Commitment (or, if greater, the aggregate outstanding principal amount of the Loans) of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii) the terms of each Assignment and Assumption delivered to and accepted by it;

(iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and the Maturity Date applicable to each Loan; and

(iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.17(b), and by each Lender in its account or accounts pursuant to Section 2.17(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that, subject to Section 9.07(d), the failure of a Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement or any Note.

SECTION 2.18. [Reserved].

SECTION 2.19. Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(a) the Ticking Fee shall cease to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification of this Agreement pursuant to Section 9.01); provided that any amendment, waiver or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 9.01 shall require the consent of such Defaulting Lender to the extent otherwise required in accordance with the terms thereof.

In the event that each of the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then clauses (a) and (b) above shall cease to apply (it being agreed that such Defaulting Lender shall not be entitled to receive any Ticking Fee that, in accordance with clause (a) above, shall have ceased to accrue during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of clause (b) above during such period shall be binding on it).

ARTICLE III

Conditions to Effectiveness and Lending

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement and the obligations of the Lenders to make Loans hereunder shall become effective on and as of the first date (the

“Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.10(b), may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

(b) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no Default or Event of Default has occurred and is continuing on and as of the Effective Date.

(c) The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:

(i) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated as of the Effective Date, certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder and attaching copies of the organizational documents of the Borrower and a copy of the resolutions of the Board of Directors of the Borrower approving this Agreement and certifying such copies as true, complete and correct.

(ii) A certificate issued as of a recent date by the Clerk of the State Corporation Commission of the Commonwealth of Virginia as to the due existence and good standing of the Borrower.

(iii) Opinions with respect to this Agreement and the transactions contemplated thereby of (A) Gibson, Dunn & Crutcher LLP, special New York counsel to the Borrower, (B) Hunton Andrews Kurth LLP, special Virginia counsel to the Borrower, and (C) internal counsel for the Borrower, in each case, dated the Effective Date, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent.

(iv) A certificate of the chief financial officer or treasurer of the Borrower, dated as of the Effective Date, certifying that as of March 31, 2022, (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(d) The Administrative Agent and the Lenders shall have received payment in full in cash of all fees and expenses due to them pursuant to the Fee Letter (including the reasonable fees and out-of-pocket disbursements of Cravath, Swaine & Moore LLP, as counsel to the Administrative Agent).

(e) The Administrative Agent and the Lenders shall have received from the Borrower all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders.

The Administrative Agent shall notify the Borrower and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, by its delivery of a signature page hereto, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders.

SECTION 3.02. Conditions Precedent to Each Funding. The obligation of each Lender to make a Loan on any Funding Date shall be subject to the occurrence of the Effective Date and the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a) On such Funding Date, the following statements shall be true and the acceptance by the Borrower of the proceeds of such Loan shall be a representation by the Borrower that:

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of such Funding Date, before and after giving effect to the Borrowing on such Funding Date and to the application of the proceeds therefrom, as though made on and as of such Funding Date; and

(ii) before and after giving effect to the application of the proceeds of all Borrowings on such Funding Date (together with any other resources of the Borrower applied together therewith), no Default or Event of Default has occurred and is continuing or would result from such Borrowings.

(b) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(c) The Administrative Agent and the Lenders shall have received payment in full in cash of all fees due to them pursuant to the Fee Letter on or prior to such Funding Date.

ARTICLE IV

Representations and Warranties

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as to itself and, as applicable, its Subsidiaries as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by the Borrower are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action on the part of the Borrower and do not contravene (i) the charter or by-laws of the Borrower or (ii) in any material respect, any law, rule, regulation or order of any court or other Governmental Authority or any contractual restriction binding on the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by the Borrower when delivered hereunder will be, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) (i) As reported in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2021 and the consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations and cash flows of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP, and (ii) as reported in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, the consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2022 and the consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended on such date, all in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 or in any Current Report on Form 8-K filed with the Commission subsequent to March 31, 2022, but prior to the Effective Date, or any amendment to the foregoing filed with the Commission subsequent to March 31, 2022, but prior to the Effective Date, since December 31, 2021, there has been no material adverse change in the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

(f) There is no action or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court or other Governmental Authority or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, or in any Current Report on Form 8-K filed with the Commission subsequent to March 31, 2022, but prior to the Effective Date, or any amendment to the foregoing filed with the Commission subsequent to March 31, 2022, but prior to the Effective Date, or, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate, if any, delivered to the Lenders prior to the Effective Date, that may materially adversely affect the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

(g) None of the proceeds of any Loan will be used, directly or indirectly, for any purpose that would result in a violation of Regulation U.

(h) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower and each of its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with the FCPA and other applicable Anti-Corruption Laws and applicable Sanctions. None of (i) the Borrower or any of its Subsidiaries or (ii) to the knowledge of the Borrower, any Borrower Agent of the Borrower or any director, officer or employee of the Borrower or its Subsidiaries, is a Sanctioned Person.

(i) The Borrower is not an Affected Financial Institution.

(j) The Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.

ARTICLE V

Covenants of the Borrower

SECTION 5.01. Affirmative Covenants. Commencing on the Effective Date and for as long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

(b) Maintenance of Total Shareholders’ Equity. Maintain Total Shareholders’ Equity of not less than the Minimum Shareholders’ Equity.

(c) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 5 days after the due date for the Borrower to have filed its Quarterly Report on Form 10-Q with the Commission for the first three quarters of each fiscal year, an unaudited interim condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter and, in the case of such statement of earnings, for such fiscal quarter, certified by the chief financial officer of the Borrower;

(ii) as soon as available and in any event within 15 days after the due date for the Borrower to have filed its Annual Report on Form 10-K with the Commission for each fiscal year, a copy of the consolidated financial statements for such year for the Borrower and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii) all reports which the Borrower sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Commission) which the Borrower files with the Commission;

(iv) as soon as possible and in any event within five days after any officer of the Borrower obtains knowledge of the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto; and

(v) promptly after such request, (A) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request and (B) all documentation and other information that any Lender may from time to time reasonably request in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, the Borrower may make such items publicly available on the Internet at www.mondelezinternational.com, www.sec.gov or another website identified by the Borrower to the Administrative Agent (which website includes an option to subscribe to a free service alerting subscribers by email of new Commission filings) or any successor or replacement website thereof, or by similar electronic means.

(d) Ranking. Cause each Loan at all times to constitute senior Debt of the Borrower ranking equally in right of payment with all existing and future senior Debt of the Borrower and senior in right of payment to all existing and future subordinated Debt of the Borrower.

(e) Anti-Corruption Laws and Sanctions. Maintain in effect policies and procedures reasonably designed to promote that no Borrowing will be made, and not use the proceeds of any Borrowing (or permit the proceeds of any Borrowing to be used), (i) for the purpose of funding payments to any officer or employee of a Governmental Authority or of a Person controlled by a Governmental Authority, to any Person acting in an official capacity for or on behalf of any Governmental Authority or Person controlled by a Governmental Authority, or to any political party, official of a political party, or candidate for political office, in each case in violation of the FCPA, (ii) for the purpose of funding payments in violation of other applicable Anti-Corruption Laws, (iii) for the purpose of financing the activities of any Sanctioned Person or, unless authorized by Sanctions, in any Sanctioned Country or (iv) in any manner that would result in the violation of applicable Sanctions by any party hereto.

SECTION 5.02. Negative Covenants. Commencing on the Effective Date and for as long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);

(iii) Liens existing on the date hereof securing Debt;

(iv) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v) Liens existing on property of any Person acquired by the Borrower or any Major Subsidiary (other than any such Liens created in contemplation of such acquisition);

(vi) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii) Liens upon or with respect to Margin Stock;

(viii) Liens in favor of the Borrower or any Major Subsidiary;

(ix) precautionary Liens provided by the Borrower or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by the Borrower or such Major Subsidiary which transaction is determined by the Board of Directors of the Borrower or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; and

(x) any extension, renewal or replacement of the Liens referred to in clause (i), (ii), (iii), (iv) or (v) above, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets) and (B) the amount of Debt secured by any such Lien is not increased.

(b) Mergers, Etc. Consolidate with or merge into, or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of the Borrower and its Subsidiaries substantially as an entirety to, any Person unless (i) immediately before and after giving effect thereto, no Default or Event of Default would exist and (ii) in the case of any merger or consolidation to which the Borrower is a party, the surviving Person (if not the Borrower) is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and assumes all of the Borrower’s obligations under this Agreement and the Notes, in each case, by the execution and delivery of an instrument or instruments in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Events of Default

SECTION 6.01. Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay interest on any Loan, or the Borrower shall fail to pay any fees payable under Section 2.09, within 10 days after the same becomes due and payable (or after notice from the Administrative Agent in the case of fees referred to in Section 2.09(b));

(b) Any representation or warranty made or deemed to have been made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made;

(c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), 5.01(c)(iv) or 5.02(b), (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

(d) The Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt arising under this Agreement) of the Borrower or such Major Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of the Borrower or any Major Subsidiary which is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case, prior to the stated maturity thereof as a result of a breach by the Borrower or such Major Subsidiary, as the case may be, of the agreement or instrument relating to such Debt unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders;

(e) The Borrower or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Major Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of the Borrower and its Subsidiaries taken as a whole) shall occur; or the Borrower or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e);

(f) Any judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Borrower or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) The Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability as a result of the occurrence of any ERISA Event that would, individually or in the aggregate, materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries taken as a whole; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if the Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security).

SECTION 6.02. Lenders’ Rights upon Event of Default. If an Event of Default occurs and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower:

(a) declare the obligation of each Lender to make further Loans to be terminated, whereupon the same shall forthwith terminate, and

(b) declare all the Loans then outstanding, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Loans then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

provided, however, that in the case of an Event of Default under Section 6.01(e) with respect to the Borrower, (i) the obligation of each Lender to make Loans shall automatically be terminated and (ii) the Loans then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

The Administrative Agent

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided herein), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion, exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower as required by the terms of this Agreement or at the request of the Borrower, and any notice provided pursuant to Section 5.01(c)(iv), but otherwise no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Notwithstanding any provision to the contrary contained elsewhere herein, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its Affiliates or its or their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the Lender that made any Loan as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Assumption entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement by the Borrower or the contents of any certificate, report or other document delivered thereunder or in connection therewith, and shall not have any duty to ascertain or to inquire as to the satisfaction of any condition set forth in Article III or elsewhere in this Agreement, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Note on the part of the Borrower or to inspect the property (including the books and records) of the Borrower;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the Notes or any other instrument or document furnished pursuant hereto;

(f) shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender; and

(g) shall incur no liability under or in respect of this Agreement or the Notes by acting upon any notice, consent, certificate or other instrument or writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof), and the Administrative Agent shall be entitled to rely, and shall incur no liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof.

SECTION 7.03. The Administrative Agent and Affiliates. With respect to its Commitment and the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with the Borrower, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any of its Subsidiaries, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Acknowledgment of Lenders. (a) Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

(b) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.04(b) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate.

(iii) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower.

(iv) Each party’s obligations under this Section 7.04(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under this Agreement or any Note.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so), ratably according to the respective pro rata shares (determined, as set forth below, as of the time that the applicable indemnity in respect of Indemnified Costs is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, any of its sub-agents, each of their respective Affiliates and each of their and their respective Affiliates’ control persons, directors, partners, officers, employees, representatives, advisers, attorneys and agents, in each case, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or any such sub-agent under this Agreement, in each case, to the extent relating to the Administrative Agent or such sub-agent in its capacity as such (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share (determined, as set forth below, as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement (to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower, and without limiting the obligation of the Borrower to do so). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender, the Borrower or a third party. For purposes of this Section 7.05, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate principal amount of the Loans and Commitments at the time (or most recently outstanding and in effect).

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and, if the Administrative Agent shall have become a Defaulting Lender under clause (d) of the definition of such term, may be removed at any time by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Borrower so long as no Event of Default shall have occurred and be continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring or removed Administrative Agent may (with the consent of the Borrower so long as no Event of Default shall have occurred and be continuing), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) a Lender and (b) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this Section 7.06 shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII and Sections 2.15 and 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. No Other Duties. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers nor any other Person listed on the cover page hereof as a syndication agent or a documentation agent shall have any duties or responsibilities under this Agreement except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

SECTION 7.08. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15(a) or 2.15(c), each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and any Notes and the repayment, satisfaction or discharge of all other Obligations.

SECTION 7.09. Sub-Agents. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any related agreement or instrument by or through any one or more sub-agents appointed by the Administrative Agent, and the Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Affiliates or branches. The exculpatory, indemnity and reimbursement provisions of this Article VII and Section 9.04 shall apply to any such sub-agent and Affiliate, and their respective directors, officers, employees and agents and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.10. Satisfaction Right. If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender hereunder to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Section 2.02(d), 2.14(d), 7.05 or 7.08, in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 7.11. Proofs of Claim. In case of the pendency of any proceeding under the Federal Bankruptcy Code or any other judicial proceeding relating to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 9.04.

SECTION 7.12. Lender Representations with Respect to ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and the Joint Lead Arrangers, in their sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent and the Joint Lead Arrangers are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Joint Lead Arrangers under this Agreement or any documents related hereto or thereto).

ARTICLE VIII

[Reserved]

ARTICLE IX

Miscellaneous

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the prior written consent of such Lender, (b) reduce the principal of, or the amount or rate of interest on, any Loan of any Lender, or any fee payable to any Lender, without the prior written consent of such Lender, (c) postpone any date fixed for any payment of principal of, or interest on, any Loan of any Lender, or any fee payable to any Lender, or postpone the scheduled date of expiration of the Commitment of any Lender (including any such postponement of the scheduled date of expiration as a result of any waiver, amendment or other modification to the definition of the term “Commitment Outside Date”), in each case, without the prior written consent of such Lender, (d) change the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case, without the written consent of each Lender, (e) change Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (f) amend this Section 9.01 without the written consent of each Lender; provided further that (i)

no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, (ii) this Agreement may be amended as set forth in Sections 2.08(b) and 2.10(b) and (iii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case under this clause (iii), the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 9.02. Notices, Etc.

(a) Addresses. All notices and other communications provided for hereunder shall be in writing and mailed by certified or registered mail, emailed or delivered by hand or overnight courier service as follows:

(i) if to the Borrower:

Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Executive Vice President and Chief Financial Officer

Email: corporate.secretary@mdlz.com

with copies to:

Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Treasurer

Email: corporate.secretary@mdlz.com

and

Mondelēz International, Inc.

905 West Fulton Market, Suite 200

Chicago, Illinois 60607

Attention: Assistant Treasurer

Email: corporate.secretary@mdlz.com

(ii) if to any Lender, to it at its address (or email) set forth in its Administrative Questionnaire delivered to the Administrative Agent in connection herewith;

(iii) if to the Administrative Agent:

Mizuho Bank, Ltd.

Harborside Financial Center

1800 Plaza 10

Jersey City, NJ 07311

Attention: Berta Caballero

Email: lau_agent@mizuhogroup.com

with copies to:

Email: linda.wu@mizuhogroup.com

Email: james.fazzari@mizuhogroup.com;

or, as to the Borrower or the Administrative Agent, at such other address (or email) as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address (or email) as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

Notices and other communications by the Administrative Agent to the Lenders hereunder may, in addition to email, be delivered or furnished by electronic communications (including Internet and intranet websites and the Electronic System) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(b) Effectiveness of Notices. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and, unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Electronic Systems. The Borrower agrees that the Agents may, but shall not be obligated to, make any Communication by posting such Communication on an Electronic System. Any Electronic System used by the Agents is provided “as is” and “as available”. None of the Agents or any of their Affiliates warrants, or shall be deemed to warrant, the adequacy of any Electronic System and the Agents expressly disclaim liability for errors or omissions in the Communications. None of the Agents or any of their Affiliates is responsible for approving or vetting the representatives or contacts of any Lender that are added to any Electronic System. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Agents or any of their Affiliates in connection with the Communications or any Electronic System. In no event shall any Agent or any of its Affiliates have any liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental, consequential or punitive damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of Communications through an Electronic System, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its Affiliates.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative

Agent and the Lenders provided herein and under the Notes are cumulative and not exclusive of any rights or remedies provided by law. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or any of their respective Affiliates may have had notice or knowledge of such Default at the time.

SECTION 9.04. Costs and Expenses; Breakage; Indemnification; Limitation of Liability.

(a) Administrative Agent; Enforcement. The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (which, insofar as such costs and expenses relate to the preparation, execution and delivery of this Agreement and the closing hereunder, shall be limited to the reasonable fees and expenses of Cravath, Swaine & Moore LLP), and (ii) all costs and expenses of the Lenders and the Administrative Agent (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of Term SOFR Loans. If any payment of principal of any Term SOFR Loan is made for any reason other than on the last day of the Interest Period for such Loan or at its maturity, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(c) Indemnification. The Borrower agrees to indemnify and hold harmless each Agent and each Lender, each of their respective Affiliates and each of their and their respective Affiliates’ control persons, directors, partners, officers, employees, representatives, advisers, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) relating to this Agreement or any of the other documents delivered hereunder, the Loans or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not such Indemnified Party is a party to such transaction, or (ii) relating to the Borrower’s consummation of any transaction or proposed transaction contemplated hereby (whether or not consummated) or entering into this Agreement, or to any actions or omissions of the Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Person; provided, however, that the Borrower shall not be required to indemnify an Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. This Section 9.04(c) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(d) Limitation of Liability. To the extent permitted by applicable law, (A) each party hereto agrees not to assert, and each hereby waives, any claims, damages, losses or liabilities of any kind, on any theory of liability, against any other party hereto or any of their respective Affiliates or, in the case of the Borrower, against any Lender-Related Person for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith; provided that the foregoing shall not limit the indemnity obligations set forth in Section 7.05 or 9.04(c) and (B) the Borrower shall not assert, and hereby waives, any claim against any Lender-Related Person, on any theory of liability, for any claims, damages, losses or liabilities of any kind arising from the use by others of any information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems, including any Electronic Systems, in connection with this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, or the transactions contemplated hereby or thereby.

SECTION 9.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time after providing written notice to the Administrative Agent of its intention to do so, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the Borrower and the Administrative Agent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of each of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not (except as expressly permitted under Section 5.02(b)) have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of each of the Lenders. The agreements and obligations contained in Sections 2.02(c), 2.12, 2.15 and 9.04 and Article VII shall survive the payment in full of principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 9.07. Assignments and Participations.

(a) Assignment of Lender Obligations. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it), subject to the following:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; provided that this clause (i) shall not be construed to prohibit the assignment of (A) a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations in respect of its Commitment without assigning a proportionate part of the assigning Lender’s Loans or (B) a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations in respect of its Loans without assigning a proportionate part of the assigning Lender’s Commitment;

(ii) the amount of the Commitment or Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders or Affiliates of Lenders, or an assignment of the entire Commitment of such Lender or the entire amount of the Loans owing to such Lender, be less than $10,000,000, subject in each case to reduction at the sole discretion of the Borrower, and shall be an integral multiple of $1,000,000;

(iii) each such assignment shall require the prior written consent of (x) the Administrative Agent and (y) unless an Event of Default under Sections 6.01(a) or 6.01(e) has occurred and is continuing, the Borrower (such consents not to be unreasonably withheld or delayed and such consents by the Borrower shall be deemed to be given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within 20 Business Days after written notice of such proposed assignment has been delivered to the Borrower); provided that no consent of the Administrative Agent or the Borrower shall be required for an assignment to another Lender or an Affiliate of a Lender;

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such assignment is made to an Affiliate of the assigning Lender); provided that, if such assignment is made pursuant to Section 9.07(h), the Borrower shall pay or cause to be paid such $3,500 fee; and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than those provided under Section 9.04 and, with respect to the period during which it is a Lender, Sections 2.12 and 2.15) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Sections 7.04(b) and 9.12.

(b) Assignment and Assumption. By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Loan is not and will not be plan assets as defined under the regulations of the Department of Labor of any plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Loan is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and, if applicable, the processing and recordation fee referred to in this Section, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal and stated interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. Each Lender may sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv) each participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the limitations and requirements of those Sections, including the requirements to provide forms and/or certificates pursuant to Section 2.15(e) or 2.15(f); provided that a participant shall provide the forms and/or certificates solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided further that this clause (iv) shall be subject to clause (vi) below in all respects;

(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent is described in clauses (a), (b) and (c) of Section 9.01 and affects such participant; and

(vi) a participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and stated interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loans or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 163(f) of the Internal Revenue Code or the United States Treasury Regulations issued thereunder or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or any of its Subsidiaries received by it from such Lender.

(g) Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and any Notes held by it) in favor of any Federal Reserve Bank or central bank performing similar functions in accordance with applicable law.

(h) Replacement of Lenders. In the event that (i) any Lender shall have delivered a notice pursuant to Section 2.13, (ii) the Borrower shall be required to make additional payments to or for the account of any Lender under Section 2.12 or 2.15, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment or waiver that requires the consent of all the Lenders or all the affected Lenders and that has been consented to by the Required Lenders, (iv) any Lender shall become a Defaulting Lender or (v) any Lender shall become a Non-Extending Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (A) except in the case of clause (v), to terminate the Commitment of such Lender or (B) to require such Lender to transfer and assign at par and without recourse (in accordance with and subject to the restrictions contained in this Section 9.07) all its interests, rights and obligations under this Agreement (or, in the case of clause (v), all its interests, rights and obligations under this Agreement in respect of Loans of the applicable Series) to one or more Eligible Assignees acceptable to the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which shall assume such obligations; provided that (w) in the case of any replacement of a Non-Consenting Lender, each assignee shall have consented to the relevant amendment or waiver, (x) in the case of any replacement of a Non-Extending Lender, each assignee shall be deemed, for all purposes hereof, to be an Extending Lender with respect to the applicable extension, (y) no such termination or assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority and (z) the Borrower or the assignee (or assignees), as the case may be, shall pay to such Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. The Borrower will not have the right to terminate the Commitment of any Lender, or to require any Lender to assign its rights and interests hereunder, if, prior to such termination or assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such termination or assignment cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 9.07(h), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 9.08. [Reserved].

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to choice of law doctrines.

SECTION 9.10. Execution in Counterparts; Electronic Execution. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(b) Delivery of an executed counterpart of a signature page to this Agreement, any Notes or any document, consent, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.02), certificate, request, statement or authorization related to this Agreement and/or the transactions contemplated hereby (the “Ancillary Documents”) by email or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any Ancillary Document and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of any Ancillary Document (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Ancillary Document based solely on the lack of paper original copies thereof, including with respect to any signature pages thereto.

SECTION 9.11. Jurisdiction, Etc.

(a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined exclusively in such United States District Court or, in the event such United States District Court lacks subject matter jurisdiction, such Supreme Court; provided that, notwithstanding the foregoing, each of the parties hereto shall retain the right to bring any such action or proceeding in the courts of any other jurisdiction in connection with the enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably consents to the service of process in any such action or proceeding in any such court by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such party, at its address specified pursuant to Section 9.02. Nothing in this Agreement or any Note shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law.

(b) [Reserved].

(c) Waivers.

(i) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the Notes in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(ii) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF

ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR ANY NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO, OR ANY OF THE OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12. Confidentiality. None of the Administrative Agent nor any Lender shall disclose any confidential information relating to the Borrower to any other Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and its and their officers, directors, employees, agents, advisors, insurers and re-insurers, rating agencies, market data collectors, other service providers, credit insurance providers, any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, including in connection with the creation of security interests as contemplated by Section 9.07(g) and (d) in connection with enforcing or administering this Agreement.

SECTION 9.13. No Fiduciary Relationship. The Borrower acknowledges and agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith (a) no fiduciary, advisory or agency relationship between the Borrower, on the one hand, and any Agent or any Lender, on the other hand, is intended to be or has been created, by implication or otherwise, in respect of any of the financing transactions contemplated by this Agreement, irrespective of whether any Agent or any Lender has advised or is advising the Borrower or any of its Subsidiaries on other matters (it being understood and agreed that nothing in this provision will relieve any Agent or any Lender of any advisory or fiduciary responsibilities it may have in connection with other transactions) and no such duty will be deemed to have arisen in connection with any such transactions or communications and (b) each Agent and each Lender may have economic interests that conflict with those of the Borrower, its equityholders and/or its Affiliates and the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Borrower, on the other. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors in connection with the transactions contemplated hereby to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.14. Integration. This Agreement and the Notes represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in the Fee Letter and any other fee letters entered into among the Borrower and the Administrative Agent or the Joint Lead Arrangers, if any, and except for any confidentiality agreements entered into by Lenders in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.15. Severability. To the fullest extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and, to the fullest extent permitted by law, the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.16. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.17. Certain Notices. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.18. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other documents or agreements relating to the Loans made hereunder; and

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (b) it has identified in its Administrative Questionnaire delivered to the Administrative Agent in connection herewith a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Vitus Alig
Name:	Vitus Alig
Title:	SVP, Corporate FP&A and Treasurer

[Signature Page to Mondelēz International, Inc. Term Credit Agreement]

MIZUHO BANK, LTD., as Administrative Agent and a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Managing Director

[Signature Page to Mondelēz International, Inc. Term Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

[Signature Page to Mondelēz International, Inc. Term Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Alysa Trakas
Name:	Alysa Trakas
Title:	Director

[Signature Page to Mondelēz International, Inc. Term Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael P. Dickman
Name:	Michael P. Dickman
Title:	Senior Vice President

[Signature Page to Mondelēz International, Inc. Term Credit Agreement]